UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 24, 2015

EQUITY COMMONWEALTH

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-9317	04-6558834
(Commission File Number)	(IRS Employer Identification No.)

Two North Riverside Plaza, Suite 600, Chicago, IL	60606
(Address of Principal Executive Offices)	(Zip Code)

(312) 646-2800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On July 24, 2015, Equity Commonwealth (the “Company”) entered into a Settlement and Release Agreement (the “Settlement Agreement”) with William Gore (“Gore”) to resolve the previously disclosed action William Gore v. Portnoy, Case No. 373086-V (the “Gore Action”), filed by Gore individually and derivatively on behalf of the Company, as the nominal defendant, against certain of the Company’s former officers and trustees.

As previously disclosed, in the Gore Action, Gore asserted claims against the defendants for breach of fiduciary duty, waste of corporate assets and unjust enrichment. The Company filed a demand for arbitration for the Gore Action, which arbitration remained outstanding as of the date of the Settlement Agreement (the “Gore Arbitration”). The parties in the Gore Action agreed to a voluntary dismissal of the Gore Action without prejudice and entered into an agreement to toll the statute of limitations for the claims asserted in the Gore Action until July 31, 2015.  The parties have now agreed to settle the claims and withdraw the Gore Arbitration.

The Settlement Agreement provides that the plaintiffs will dismiss with prejudice all of the claims in the Gore Arbitration with respect to the named plaintiff only. The Company has agreed to pay $125,000 to the plaintiff’s counsel for a portion of the costs and expenses incurred in connection with the Gore Action and the Gore Arbitration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY COMMONWEALTH
	By:	/s/ Orrin S. Shifrin
	Name:	Orrin S. Shifrin
	Title:	Executive Vice President, General Counsel and Secretary

Date: July 24, 2015